Exhibit 5.1

April 21, 2022

VIA ELECTRONIC TRANSMISSION

American Battery Technology Company

100 Washington St., Suite 100

Reno, NV 89503

RE:	American Battery Technology Company

Form S-8 Registration Statement

Ladies and Gentlemen:

We are counsel to American Battery Technology Company, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 4,000,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share pursuant to consulting agreements by and between the Company and each selling shareholder.

For purposes of this opinion letter, we have examined the Registration Statement, the Articles of Incorporation, as amended and currently in effect, and the Bylaws, as currently in effect, of the Company, the resolutions of the Company’s board of directors authorizing the issuance or reservation of the Shares and such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes as we have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, we have relied upon certificates, statements, or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate actions on the part of the Company have been taken to authorize the issuance and sale of the Shares previously issued and to be issued in accordance with the consulting agreements and that, when the Shares have been issued and sold as contemplated in the Registration Statement and related prospectus the Shares will be validly issued, fully paid, and nonassessable.

This opinion speaks only as of the date when the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE LLP

SICHENZIA ROSS FERENCE LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

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